CERTIFICATE OF INCORPORATION
                                 of
                         CORPAS HOLDINGS, INC.

The undersigned, a natural person at least eighteen years of age, acting as Incorporator for the purpose of forming a corporation pursuant to the provisions of the Oklahoma General Corporation Act, hereby certifies and adopts the following Certificate of Incorporation:

                                 ARTICLE I

The name of the corporation is Corpas Holdings, Inc.

                                 ARTICLE II

The registered agent is Gary L. Mays, and his address is 3540 East 31st Street, Suite 1, Tulsa, Tulsa County, Oklahoma, 74135.

                                 ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.

                                 ARTICLE IV

The total number of shares which the corporation is authorized to issue is Seventy-Five Million (75,000,000) shares of common stock, $0.001 par value.

                                 ARTICLE V

The incorporator is Robert J. Mottern, whose address is 1800
Peachtree Street, Suite 620, Atlanta, Fulton County, Georgia, 30309.

                                 ARTICLE VI

The name and mailing address of the initial directors of the Corporation are:

Robert J. Mottern                          Kevin Welch
1800 Peachtree Street, Suite 620           468 North Camden Drive, Suite
200
Atlanta, Georgia 30309                     Beverly Hills, California 90210

                                 ARTICLE VII

The period during which the Corporation shall continue perpetual.

                                 ARTICLE VIII

The business of the Corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

                                 ARTICLE IX

No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent to such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

                                 ARTICLE X

Anything in these Articles of Incorporation, the By-Laws, or the Oklahoma General Corporation Act notwithstanding, By-Laws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                 ARTICLE XI

9.1 Inspection of books. The Board of Directors shall make the reasonable rules to determine at what times and place and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

9.2 Control Share Acquisition. The provisions relating to any control share acquisition as contained in the Oklahoma General Corporation Act now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

9.3 Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

                                 ARTICLE XII

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its by-laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and in conjunction therewith, to procure, at this corporation's expense policies of insurance.

                                 ARTICLE XIII

No contract or other transaction between the Corporation and any person, or any corporation shall be affected by the fact that any officer or director of the Corporation is such other party or is, of at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

Dated: This 11th day of March, 2002.

___________________________
Robert J. Mottern
Incorporator